                                                                     EXHIBIT 8.1

May 28, 1998

To the Boards of Directors of ARIS Corporation and InTime Systems
 International, Inc.
To the Shareholders of InTime Systems International, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain Federal income tax consequences of the merger of InTime Systems International, Inc. ("ITSI") with and into ARIS Corporation ("ARIS").

                                ISSUES PRESENTED
                                ----------------

Specifically, you have asked us to address the following questions:

1) Whether the merger will qualify as a tax-free reorganization within the meaning of section 368(a)(1)(A)./1/

2) Whether gain or loss will be recognized by the shareholders of ITSI upon the receipt of ARIS common stock in exchange for their ITSI stock.

3) Whether gain or loss will be recognized by the holders of warrants and options to purchase ITSI stock ("the ITSI warrants") upon the receipt of warrants and options to purchase ARIS stock ("the ARIS warrants") in exchange for their ITSI warrants.

4) Whether gain or loss will be recognized by ARIS upon the issuance of the ARIS warrants in exchange for the ITSI warrants.

5) Whether the basis of the ARIS common stock and ARIS warrants received by the shareholders and warrant-holders of ITSI will be the same as the basis of the ITSI stock and ITSI warrants surrendered in exchange therefor.

6) Whether the holding period of the ARIS common stock and ARIS warrants received by the shareholders and warrant-holders of ITSI will include the period during
_______________
/1/ All section references are to the Internal Revenue Code of 1986, as amended. All regulation references are to the Income Tax Regulations thereunder.
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To the Boards of Directors of ARIS Corporation and InTime Systems
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To the Shareholders of InTime Systems International, Inc.
Page 2
May 28, 1998


     which the ITSI stock and ITSI warrants surrendered in exchange therefor were held (provided that such ITSI stock and ITSI warrants were held by the shareholders and warrant-holders of ITSI as a capital asset on the effective date of the merger).

7) Whether gain or loss will be recognized to ITSI on the transfer of its assets to ARIS in exchange for ARIS common stock and cash to be paid to dissenting ITSI shareholders.

8) Whether gain or loss will be recognized to ARIS upon the receipt of the assets of ITSI in exchange for ARIS common stock.

9) Whether the basis of the assets of ITSI acquired by ARIS will be the same in the hands of ARIS as the basis of such assets in the hands of ITSI immediately prior to the exchange.

10) Whether the holding period of the assets of ITSI in the hands of ARIS will, in each instance, include the period during which the assets were held by ITSI.

11) Whether ARIS will succeed to and take into account the items of ITSI described in section 381(c).

12) Whether the payment of cash by ARIS to ITSI shareholders in lieu of fractional shares of ARIS stock and the payment of cash by ARIS to dissenting ITSI shareholders ("the dissenters") will be treated as having been distributed in redemptions under section 302.

                                  CONCLUSIONS
                                  -----------

As part of our review of the transactions, we have reviewed the Agreement and Plan of Merger dated April 26, 1998, as amended ("Merger Agreement") and attached Exhibits and Schedules.

Our opinions are based solely upon:

1.   The material facts being as described in the documents reviewed;

2. The merger contemplated by the Merger Agreement and other documents listed above being effected in accordance with the terms set forth therein; and

3. The assumptions and representations made and contained herein being true, correct and complete.
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To the Boards of Directors of ARIS Corporation and InTime Systems
 International, Inc.
To the Shareholders of InTime Systems International, Inc.
Page 3
May 28, 1998


In rendering our opinions we have relied upon such documents and the assumptions and representations referred to herein without undertaking independently to verify the accuracy and completeness of the matters covered thereby. In the event any one of the assumptions or representations is incorrect, some or all of the conclusions reached in this opinion might be adversely affected.

It is our opinion, based on the facts, assumptions and representations contained herein, that:

1) Provided the merger of ITSI with and into ARIS qualifies as a statutory merger under Delaware law, the merger of ITSI with and into ARIS will qualify as a tax-free reorganization within the meaning of section 368(a)(1)(A);

2) No gain or loss will be recognized by the shareholders of ITSI upon the exchange of ITSI stock for ARIS stock (section 354(a)(1)).

3) No gain or loss will be recognized by the holders of ITSI warrants upon the receipt of ARIS warrants in exchange for their ITSI warrants (section 354(a)(1)).

4) No gain or loss will be recognized by ARIS upon the issuance of the ARIS warrants in exchange for the ITSI warrants pursuant to the plan of reorganization (section 1032).

5) The basis of the ARIS common stock received by the shareholders of ITSI will be the same as the basis of the ITSI stock surrendered in exchange therefor (section 358(a)(1)).

6) The holding period of the ARIS common stock received by the shareholders of ITSI will include the period during which the ITSI stock surrendered in exchange therefor was held (provided that such ITSI stock was held by the shareholders of ITSI as a capital asset on the effective date of the merger) (section 1223(1)).

7) No gain or loss will be recognized to ITSI on the transfer of its assets to ARIS in exchange for ARIS common stock and cash to be paid to dissenting ITSI shareholders (section 361).

8) No gain or loss will be recognized to ARIS upon the receipt of the assets of ITSI in exchange for ARIS common stock (section 1032(a)).
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To the Boards of Directors of ARIS Corporation and InTime Systems
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To the Shareholders of InTime Systems International, Inc.
Page 4
May 28, 1998


9) The basis of the assets of ITSI acquired by ARIS will be the same in the hands of ARIS as the basis of such assets in the hands of ITSI immediately prior to the exchange (section 362(b)).

10) The holding period of the assets of ITSI in the hands of ARIS will, in each instance, include the period during which the assets were held by ITSI (section 1223(2)).

11)  ARIS will succeed to and take into account the items of ITSI described in section 381, subject to the limitations specified under sections 381, 382, 383 and 384 and the regulations thereunder.

12) The payment of cash by ARIS to ITSI shareholders in lieu of fractional shares of ARIS stock and the payment of cash by ARIS to the dissenters will be treated as having been distributed in redemptions under section 302.

                                   BACKGROUND
                                   ----------

The following is a summary of the relevant facts relating to the transactions based upon the information which you have furnished to us. ARIS is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. ARIS provides information technology consulting and training services. ARIS has one class of common stock outstanding, which is publicly traded.

ITSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ITSI is engaged in providing system integration services relating to the selection, implementation and use of human resources, payroll and selected software systems. ITSI has one class of common stock outstanding.

The primary business reasons for the transaction are to (i) allow for the expansion of ARIS' capabilities in human resource systems, particularly with PeopleSoft and Oracle Software; (ii) allow ARIS to acquire consulting offices in two strategic locations, thereby strengthening its nationwide presence; and
(iii) allowing ITSI to broaden its service offerings and geographic coverage in combination with those of ARIS.

Under the Agreement and Plan of Merger and the other documents described above, the following transactions will take place at the "Effective Time":

 .    ITSI will merge with and into ARIS. ITSI shareholders other than those exercising dissenters' rights will receive shares of ARIS stock in exchange for shares of ITSI
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To the Boards of Directors of ARIS Corporation and InTime Systems
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To the Shareholders of InTime Systems International, Inc.
Page 5
May 28, 1998


     stock surrendered, with the number of ARIS shares to be issued determined pursuant to an Exchange Ratio.

 .    Pursuant to the by-laws of ARIS, no fractional shares of ARIS stock will be issued. Instead, cash payments will be made by ARIS to ITSI shareholders in lieu of fractional shares of ARIS stock. ITSI shareholders that exercise dissenters' rights in accordance with Delaware law also will receive cash; such cash will be provided solely by ARIS.

 .    Concurrently, the holders of the ITSI warrants will exchange their warrants for the ARIS warrants.

In connection with the transaction, ARIS will use its best efforts to cause its shares issued to the exchanging ITSI shareholders to be approved for listing on the Nasdaq National Market and to register ARIS shares issuable upon exercise of the ARIS warrants issued to ITSI warrant-holders.

Concurrent with the merger, ARIS and certain key employees of ITSI will execute Employment Agreements (attached to the Merger Agreement as Exhibits K and L).

                                REPRESENTATIONS
                                ---------------

The following representations have been made to the best of the knowledge of the managements of ARIS and ITSI and form a material part of this opinion:

a) The fair market value of the ARIS stock (or cash, in the case of ITSI shareholders exercising dissenters rights) received by each ITSI shareholder will be approximately equal to the fair market value of the ITSI stock surrendered in the exchange.

b) There is no plan or intention by the shareholders of ITSI to sell, exchange, or otherwise dispose of a number of shares of ARIS common stock received in the transaction to ARIS or any persons related to ARIS, as defined under Treas. Reg. Section 1.368-1(e), that would reduce the former ITSI shareholders' ownership of ARIS stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of ITSI as of the same date. For purposes of this representation, shares of ITSI stock surrendered by dissenters in exchange for cash will be treated as outstanding ITSI stock on the date of the transaction. Moreover, shares of ITSI stock otherwise
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To the Boards of Directors of ARIS Corporation and InTime Systems
 International, Inc.
To the Shareholders of InTime Systems International, Inc.
Page 6
May 28, 1998


     sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

c) ARIS has no plan or intention to sell or otherwise dispose of any of the assets of ITSI received in the merger, other than (i) in the ordinary course of business, (ii) transfers described in section 368(a)(2)(C), (iii) transfers to members of ARIS' qualified group (as defined in Treas. Reg.
     Section 1.368-1(d)(4)(ii)), or (iv) transfers to a partnership if members of the ARIS qualified group, in the aggregate, own an interest in the partnership representing a significant interest in that partnership business, or one or more members of the ARIS qualified group have active and substantial management functions as a partner with respect to that partnership business.

d) ARIS has no plan or intention to reacquire any of its stock issued in the transaction.

e) ARIS, ITSI, and the shareholders of ITSI will pay their respective expenses, if any, incurred in connection with the transaction. ARIS will pay or assume only those expenses of ITSI that are solely and directly related to the transaction in accordance with the guidelines established in Rev. Rul. 73-54./2/ Examples of expenses that are solely and directly related to the transaction are legal and accounting expenses, appraisal fees, administrative costs of ITSI directly related to the reorganization, registration fees, and transfer taxes. In no case, will expenses of the ITSI shareholders be assumed or paid by ARIS or ITSI.


f) Following the transaction, ARIS will continue the historic business of ITSI, or use a significant portion of its historic business assets in a business.

g) The liabilities of ITSI which will be assumed by ARIS as a result of the proposed merger and the liabilities to which the transferred assets of ITSI are subject were incurred by ITSI in the ordinary course of its business.

h) There is no intercorporate indebtedness existing between ARIS and ITSI that was issued, acquired, or will be settled at a discount.

i) ITSI is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A). Under section 368(a)(3)(A), a title 11 or similar
_______________
/2/  1973-1 C.B. 187.
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To the Boards of Directors of ARIS Corporation and InTime Systems
 International, Inc.
To the Shareholders of InTime Systems International, Inc.
Page 7
May 28, 1998


     case means a case under title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a federal or state court.

j)   No two parties to the transaction are investment companies as defined in section 368(a)(2)(F)(iii). Under section 368(a)(2)(F)(iii), an investment company means a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.

k) On the date of the transaction, the fair market value and the tax basis of the assets of ITSI will exceed the sum of its liabilities plus the liabilities, if any, to which its assets are subject.

l) None of the compensation received by any shareholder-employees of ITSI will be separate consideration for, or allocable to, any of their shares of ITSI stock; none of the shares of ARIS voting stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms' length for similar services.

m) There will be no extraordinary sales, dispositions, or distributions of any of the properties of ITSI in connection with the plan of reorganization.

n) After the transactions, ITSI or the shareholders of ITSI will not be in control of ARIS within the meaning of section 368(a)(2)(H). Control is defined under section 368(a)(2)(H) by referring to section 304(c). Section 304(c) defines control as the ownership of stock possessing at least 50 percent of the total combined voting power of all classes of stock entitled to vote, or at least 50 percent of the total value of shares of all classes of stock. If a person (or persons) is in control (within the meaning of the preceding sentence) of a corporation which in turn owns at least 50 percent of the total combined voting power of all stock entitled to vote of another corporation, or owns at least 50 percent of the
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To the Boards of Directors of ARIS Corporation and InTime Systems
 International, Inc.
To the Shareholders of InTime Systems International, Inc.
Page 8
May 28, 1998


     total value of the shares of all classes of stock of another corporation, then such person (or persons) shall be treated as in control of such other corporation. Furthermore, section 318 relating to the constructive ownership of stock shall apply, with certain modifications, for purposes of determining control under section 304.

o) The payment of cash in lieu of fractional shares of stock of ITSI will not be separately bargained for consideration and will be made for the purpose of saving ARIS the expense and inconvenience of issuing fractional shares. The payment of cash in lieu of the issuance of fractional shares of ARIS is authorized pursuant to the bylaws of ARIS.

                        FEDERAL INCOME TAX CONSEQUENCES
                        -------------------------------

STATUTORY REQUIREMENTS FOR REORGANIZATIONS UNDER SECTION 368(a)(1)(A)

An "A" reorganization is defined in the Internal Revenue Code simply as "a statutory merger or consolidation." The regulations add that the merger or consolidation must be effected pursuant to the applicable corporate laws of the United States, a state or territory of the United States, or the District of Columbia. It is our understanding that the merger of ITSI into ARIS will be accomplished by fully complying with the applicable laws of the states of Washington and Delaware.

  Conclusion

Accordingly, in our opinion, the merger of ITSI into ARIS will satisfy all the statutory requirements for a tax-free reorganization under section 368(a)(1)(A).

JUDICIAL REQUIREMENTS OF REORGANIZATIONS

Reorganizations not only need to satisfy the statutory requirements, they also need to satisfy three judicial requirements in order for a transaction to qualify as a tax-free reorganization. These judicial requirements are business purpose, continuity of business enterprise, and continuity of interest. The judicial requirements of reorganizations have been developed through case law and have been adopted in the Treasury Regulations under section 368.
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To the Boards of Directors of ARIS Corporation and InTime Systems
 International, Inc.
To the Shareholders of InTime Systems International, Inc.
Page 9
May 28, 1998


Business Purpose
----------------

As established by Gregory v. Helvering,/3/ there must be a valid corporate business purpose for the reorganization. This judicial requirement is further codified under Treas. Reg. sections 1.368-l(b), 1.368-l(c), and 1.368-2(g). As discussed above, the integration of the businesses will provide the combined ARIS corporation additional opportunities through integration, cross-selling and growth. Therefore, in our opinion the business reasons for the transaction will constitute a valid business purpose.

Continuity of business enterprise
---------------------------------

Treas. Reg. section 1.368-l(d)/4/ requires the transaction to meet the continuity of business enterprise test. Treas. Reg. 1.368-1(d)(1) requires the acquiring corporation to either continue the target corporation's historic business or use a significant portion of the target corporation's historic business assets in a business.

For purposes of this determination, Treas. Reg. section 1.368-1(d)(4) treats the acquiring corporation as holding all of the businesses and assets of all of the members of a "qualified group." A qualified group is one or more chains of corporations connected through stock ownership with the acquiring corporation, but only if the acquiring corporation owns directly stock meeting the requirements of section 368(c) in at least one other corporation, and stock meeting the requirements of section 368(c) in each of the corporations (other than the acquiring corporation) is owned directly by one of the other corporations. Further, the acquiring corporation will be treated as conducting the business of a partnership if (i) members of the qualified group, in the aggregate, own an interest in the partnership representing a significant interest in the partnership business, or (ii) one or more members of the qualified group have active and substantial management functions as a partner with respect to the partnership business.

As represented above, ARIS intends to continue the historic business lines of ITSI or use a significant portion of ITSI's historic assets in its business. Therefore, in our opinion the transaction will meet the business continuity test.
_______________
/3/  293 U.S. 465 (1935).

/4/ Because the proposed transaction will occur after January 28, 1998, and will not be subject to a binding written agreement on such date, Treas. Reg. section 1.368-1(d) as amended by T.D. 8760 will apply to the proposed transaction.
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To the Boards of Directors of ARIS Corporation and InTime Systems
 International, Inc.
To the Shareholders of InTime Systems International, Inc.
Page 10
May 28, 1998


Continuity of shareholder interest
----------------------------------

Treas. Reg. section 1.368-1(b)/5/ requires continuity of shareholder interest for all tax-free reorganizations. Treas. Reg. section 1.368-1(e) requires the shareholders of ITSI to receive a proprietary interest in ARIS in exchange for their shares in ITSI. It is our opinion that in the proposed transaction the continuity of shareholder interest requirement will be satisfied because, as represented above, the value of the ARIS stock received by the ITSI shareholders in the merger is at least 50 percent of the value of the total consideration provided in the merger./6/

Generally, post-acquisition dispositions of ARIS stock by the former ITSI shareholders should not violate the continuity of shareholder interest requirement. However, redemptions by ARIS or acquisitions of the ARIS stock held by the former ITSI shareholders by persons related to ARIS may violate the continuity of shareholder interest requirement. For purposes of the continuity of shareholder interest requirement, related persons include corporations that are members of the same affiliated group (including corporations excluded under section 1504(b)) or corporations that would be subject to section 304(a)(2)./7/ Furthermore, if the ARIS shares are acquired by a partnership, each partner in the partnership will be treated as owning or acquiring the stock in accordance with his partnership interest.

As represented above, the managements of ARIS and ITSI are unaware of any plan or intention on the part of any of the ITSI shareholders to sell or otherwise dispose of any of their shares of ARIS stock to ARIS or persons related to ARIS. Accordingly, in our opinion the continuity of shareholder interest requirement will be satisfied under these facts.
_______________
/5/ Because the proposed transaction will occur after January 28, 1998, and will not be subject to a binding written agreement on such date, Treas. Reg. section 1.368-1(e) as amended by T.D. 8760 will apply to the proposed transaction.

/6/ Rev. Proc. 77-37, 1977-2 C.B. 568. The 50 percent threshold established by Rev. Proc. 77-37 exists only for purposes of obtaining a private letter ruling and is not a positive rule of law.

/7/ For purposes of section 304(a)(2), control is generally defined as the ownership of stock possessing at least 50 percent of the total combined voting power of all classes of stock entitled to vote or at least 50 percent of the total value of all classes of stock.
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To the Boards of Directors of ARIS Corporation and InTime Systems
 International, Inc.
To the Shareholders of InTime Systems International, Inc.
Page 11
May 28, 1998


EXCHANGES OF WARRANTS IN REORGANIZATIONS

Treas. Reg. section 1.354-1(a) provides that under certain circumstances no gain or loss is recognized to a shareholder who surrenders securities in exchange for stock or securities in a reorganization. Warrants and certain other rights to acquire stock are included in the definition of "securities" under Treas. Reg. sec. 1.354-1(e). For these purposes, rights to acquire stock are treated as securities with no principal amount. Under section 354 and the regulations thereunder, an exchange of securities pursuant to a plan of reorganization should be nontaxable provided that the principal amount of the securities surrendered is equal to or greater than that of the securities received. Therefore, in our opinion the exchange of ITSI warrants with no principal amount for ARIS warrants with no principal amount will be nontaxable under section 354.

EFFECT OF REGISTRATION RIGHTS

The ARIS shares issued to shareholders of ITSI as well as ARIS shares issuable upon exercise of the ARIS warrants issued in exchange for ITSI warrants will be registered. In Rev. Rul. 67-275,/8/ the Internal Revenue Service ("Service") held that the costs of registering the stock of the acquiring corporation are properly attributable to the acquiring corporation and are not "other property" received in the reorganization by the shareholders of the acquired corporation. Furthermore, in PLR 9319017,/9/ the Service held that the registration rights granted to the Target shareholders with respect to the acquiring company's stock will not constitute other property for purposes of section 356(a)(1)(B). Therefore, in our opinion the registration of ARIS shares to be issued in the transaction or pursuant to the exercise of ARIS warrants issued in exchange for ITSI warrants will not constitute "other property" for purposes of section 356(a)(1)(B).

CASH PAYMENTS TO DISSENTERS AND IN LIEU OF FRACTIONAL SHARES

Cash paid by an acquiring corporation in a section 368(a)(1)(A) reorganization that represents a separately bargained-for consideration may be treated as the receipt of additional consideration under sections 361(b) and 356(a) (i.e., "boot")./10/ However, where a cash payment by the acquiring corporation instead represents a mere mechanical rounding-off of the fractions in the exchange and is not separately bargained
_______________
/8/  1967-2 C.B.142.

/9/ February 5, 1993. The PLR is cited to illustrate IRS ruling practice, not as precedent.

/10/ Tenney Ross v. United States, 173 F.Supp. 793 (1959).
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To the Boards of Directors of ARIS Corporation and InTime Systems
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To the Shareholders of InTime Systems International, Inc.
Page 12
May 28, 1998

for, the payment is treated under section 302 as a redemption of the fractional share interests of the acquiring corporation that would have been issued./11/ As represented above, the payment of cash in lieu of fractional shares of stock of ITSI will not be separately bargained for consideration and will be made for the purpose of saving ARIS the expense and inconvenience of issuing fractional shares. Accordingly, in our opinion, the cash paid by ARIS to the ITSI shareholders in lieu of fractional shares will be treated under section 302 as a redemption of fractional share interests in ARIS, and gain or loss will be recognized, subject to the provisions and limitations of section 302.

In addition, cash payments to dissenting shareholders in reorganizations are treated under section 302 as a redemption of the dissenters' shares./12/ Thus, in our opinion, cash paid by ARIS to ITSI shareholders that exercise dissenters' rights under Delaware law and therefore receive cash will be treated as having received such cash in redemption of their ITSI shares. If a dissenting ITSI shareholder owns no stock in ARIS either actually or constructively (within the meaning of section 318) immediately after the Effective Time, such shareholder ordinarily will recognize capital gain or loss in accordance with section 302.

CONCLUSION

Accordingly, in our opinion, the statutory merger requirement of section 368(a)(1)(A) and the non-statutory requirements of tax-free reorganizations will be satisfied. Therefore, it is our opinion that the merger of ITSI into ARIS will qualify as a tax-free reorganization.

                                    CONSENT
                                    -------

We have reviewed a draft of Form S-4, Registration Statement and the Securities Act of 1933, which describes the merger of ITSI into ARIS. We hereby consent to the inclusion of this opinion as an exhibit to Form S-4 and to the consistent references contained therein to the Price Waterhouse LLP ("Price Waterhouse") name and tax opinions contained herein.
_______________
/11/ Mills, et. al. v. Commissioner, 331 F.2d 321 (1964);  Rev. Rul. 66-365.

/12/ Rev. Rul. 73-102.
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To the Boards of Directors of ARIS Corporation and InTime Systems
 International, Inc.
To the Shareholders of InTime Systems International, Inc.
Page 13
May 28, 1998


                             SUBSTANTIAL AUTHORITY
                             ---------------------

Providing the facts, assumptions, and representations contained herein are correct, substantial authority, within the meaning of Section 6662 of the Code, exists for treatment of the transaction as described above.

                             CAVEATS AND LIMITATIONS
                             -----------------------

1) Our opinion is based upon the facts presented and representations made to us as described above in this letter. If the facts differ from those noted above, or if any of the representations are not accurate, our opinion may change.

2) The conclusions reached in this opinion represent and are based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. This opinion is not binding upon the Internal Revenue Service or the courts. It is our opinion that the IRS will not successfully assert a contrary position, although this cannot be guaranteed in the absence of a private letter ruling from the IRS. Furthermore, no assurance can be given that future legislative or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Price Waterhouse LLP undertakes no responsibility to advise any party or shareholder of any new developments in the application or interpretation of the federal income tax laws.

3) This opinion does not address any federal tax consequences of the transactions set forth above, or transactions related or proximate to the transactions set forth above, except as specifically set forth herein. This opinion also does not address the federal tax consequences of the Employment Agreements. This opinion does not address any state, local, foreign, or other tax consequences that may result from any of the transactions set forth above, or transactions related to the transactions set forth above.

4) This opinion does not address any transactions other than those described above, or any transactions whatsoever, if all the transactions described herein are not consummated as described herein without waiver or breach of any material provision thereof or if the assumptions set forth herein are not true and accurate at all relevant times. In the event any one of the assumptions is incorrect, the conclusions reached in this opinion might be adversely affected.
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To the Boards of Directors of ARIS Corporation and InTime Systems
 International, Inc.
To the Shareholders of InTime Systems International, Inc.
Page 14
May 28, 1998


5) This opinion is based on the transactions as described in the Agreement and Plan of Merger, the signed representation letters received from ARIS and ITSI managements dated May 4, 1998 and the other documents listed above.

6) We have relied upon legal counsel regarding matters of law outside the tax area including, for example, the validity of (1) the corporations involved in the proposed transactions, (2) the Agreement and Plan of Merger, including the appropriate filings with the states of Washington and Delaware, and (3) the provisions within the bylaws of ARIS governing the payment of cash in lieu of the issuance of fractional shares.

                          *  *  *  *  *  *  *  *  *  *

If you have any questions, please call either Bob DeWeese (206) 386-8198 or Craig Duncan (206) 386-8101.

Sincerely,

/s/ Price Waterhouse LLP

Price Waterhouse LLP

cc:  Ms. Pat Pellervo - Price Waterhouse LLP